Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into in Dallas County, Texas, effective as of the 28th day of May; 2004 (the “Effective Date”) by and between Huron Ventures, Inc., a Delaware corporation having its principal place of business in Tarrant County, Texas (the “Company”), and S. Jeffrey Johnson, a resident of Tarrant County, Texas (the “Executive”).

Background

A.                                   The Company desires to employ the Executive in such a manner as will reinforce and encourage the highest attention and dedication to the Company of the Executive as a member of the Company’s management, in the best interest of the Company and its shareholders; and

B.                                     The Executive is willing to serve the Company in the capacity and on the terms and conditions herein provided.

Terms and Conditions

In consideration of the mutual benefits to be derived and the covenants, conditions and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

Terms of Employment

1.01                           Employment.  The Company hereby employs the Executive as the Chief Executive Officer of the Company for and during the term hereof, or as such other executive officer of the Company as the Board of Directors of the Company (the “Board”) may designate from time to time during the term hereof, subject to the discretion of the Board and the terms and conditions hereof.   The Executive hereby accepts such employment pursuant to the terms and conditions set forth in this Agreement.

1.02                           Duties of the Executive.  The Executive shall serve and perform in the capacities described in Section 1.01 hereof and shall have such duties, responsibilities, and authorities as are designated for such offices pursuant to the Bylaws of the Company, and as may be reasonably assigned to the Executive from time to time by the Board; provided, however, the Executive shall, during the term hereof, continuously have and retain such duties, responsibilities, and authorities which are at least as significant in scope and substance as the duties, responsibilities, and authorities required of the Executive’s office and position with the Company as of the Effective Date.  Subject to the discretion of the Board, the Executive shall, and shall have commensurate authority to, direct, manage, supervise and control the business, affairs and property of the Company, including but not limited to:  managing and coordinating the business operations and activities of the Company and its divisions and subsidiaries, if any (the “Subsidiaries”); promulgating, approving and implementing operating plans and administrative policies and fostering economy throughout the Company and its divisions and Subsidiaries; acting as the principal public relations officer of the Company; approving the addition, elimination and/or modification of management and non-management positions and related personnel within the Company and its divisions and Subsidiaries; approving salary and wage structures; and performing any and all other duties as the Executive shall deem necessary or appropriate for the efficient management and operation of the Company’s business.  The Executive shall report and be responsible to the Board.

The Executive agrees to devote the Executive’s full time, best efforts, abilities, knowledge  and experience to the faithful performance of the duties, responsibilities, and authorities which  may be reasonably assigned to the Executive and which are consistent with the Executive’s executive offices described under Section 1.01 of this Agreement.   Notwithstanding the preceding, the Executive may, without being in violation of the Executive’s obligations hereunder, (i) serve on corporate, civic or charitable boards, or committees which are not engaged in business in competition with the Company or any Subsidiary; (ii) deliver lectures, accept and fulfill speaking engagements, teach at educational institutions and seminars and write or publish papers, articles or books; and (iii) invest the Executive’s personal assets in such form or manner as will not require any material services by the Executive in the operation of the entities in which such investments are made, provided the Executive shall use his best efforts to pursue such activities in such a manner so that such activities shall not prevent the Executive from fulfilling his obligations to the Company hereunder.

1.03                           Term.  This Agreement shall become effective as of the Effective Date and shall end at the close of business on the date which is two years from the Effective Date (the “Employment Period”).

1.04                           Directorship.  The Executive agrees to serve as a Director of the Company during the Employment Period, if so elected by the shareholders of the Company; provided, however, that the Company shall indemnify the Executive for any and all liabilities incurred by the Executive in connection with serving the Company in any and all such capacities, to the maximum extent permitted by applicable state law, and in any case on a basis no less favorable than is currently provided to other members of the Company’s Board.

1.05                           Place of Performance.  In connection with the Executive’s employment by the Company during the Employment Period, the Executive shall be based and the Executive’s services shall be performed at the Company’s principal office in Tarrant County, Texas, or at any office or location not more than forty (40) miles from Fort Worth, Texas, except for reasonable travel required in connection with the Company’s business to an extent substantially consistent with the business travel obligations of the other executive officers of the Company as of the Effective Date hereof.

1.06                           Compensation.  The Company shall pay the Executive, as full compensation for services rendered by the Executive under this Agreement, as follows:

(a)                                  Annual Base Salary.  he Company shall pay Employee for his services a base salary, on an annualized basis, of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) per annum for the period from the Effective Date through June 30, 2005, and Two Hundred Sixty-seven Thousand Five Hundred and No/100 Dollars ($267,500.00) for the remainder of the Employment Period.   Such Annual Base Salary shall be subject to all appropriate federal and state withholding and payroll taxes and shall be paid by the Company to the Executive in twenty-four (24) equal semi-monthly installments in accordance with the regular payroll policies and practices of the Company or in such other periodic installments and on such days during the month as the Company and the Executive shall mutually determine.  The Company’s compensation of the Executive by payments of the Annual Base Salary pursuant to this Section 1.06(a) shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company, nor shall such compensation in any way limit or reduce any other obligation of the Company hereunder; and, except to the extent specifically set forth herein, no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Annual Base Salary to the Executive during the term of this Agreement.

(b)                                 Annual Bonus Compensation.  In addition to the Annual Base Salary set forth in Section 1.06(a) hereof and any other amounts of compensation payable to the Executive pursuant to any other provisions of this Agreement, the Company shall also pay the Executive discretionary annual bonus compensation (the “Annual Bonus Compensation”) in the form of shares of the common stock of the Company in such amount, if any, determined by the Board or the Compensation Committee of the Board to be proper and appropriate for each fiscal year of the Company during the term of this Agreement but in no event shall the value (based on the closing price of the shares of the Company’s common stock on the day immediately preceding the date of grant) of the shares of stock awarded as a bonus in any fiscal year of the Employment Period exceed One Hundred Thousand and No/100 Dollars ($100,000.00)..  Such Annual Bonus Compensation shall be based upon such factors as the Board or the Compensation Committee of the Board shall deem appropriate and consistent with factors applicable to other executive officers of the Company, including (i) the Executive’s contributions to the success of the business operations and the consolidated net-after-tax profits of the Company, its divisions and its Subsidiaries for each fiscal year of the Company during the term hereof, as determined in accordance with generally accepted accounting principles; (ii) the consolidated revenues of the Company, its divisions and its Subsidiaries for each fiscal year of the Company; (iii) the increase in energy reserves to the  asset base of the Company, its divisions and its Subsidiaries; and (iv) the general overall economic performance of the Company, its divisions and its Subsidiaries for each fiscal year of the Company.  Such Annual Bonus Compensation, if any, shall be paid by the Company to the Executive in the manner set forth in the resolution of the Board or the Compensation Committee of the Board, as applicable, authorizing and declaring the payment of such Annual Bonus Compensation to the Executive (the “Bonus Resolution”).  Notwithstanding anything herein to the contrary, the Executive shall not be entitled to any Annual Bonus Compensation for any fiscal year of the Company or any part thereof during the term of this Agreement unless and until such Annual Bonus Compensation is determined and declared by the Board or the Compensation Committee of the Board, as applicable.

1.07                           Employment Benefits.  In addition to the Annual Base Salary and any Annual Bonus Compensation payable to the Executive hereunder, the Executive shall be entitled to the following benefits upon satisfaction by the Executive of the eligibility requirements therefor, subject to the following limitations:

(a)                                  Hospitalization, Accident, and Major Medical Insurance.  During the Employment Period, the Company, at its own expense, shall provide the Executive with group hospitalization, group accident, major medical, and dental insurance in amounts of coverage comparable to the coverage, if any, provided other executive officers of the Company.

(b)                                 Vacations.  The Executive shall be entitled to a reasonable paid vacation of not less than twenty (20) business days each calendar year during the Employment Period, exclusive of holidays and weekends, which vacation shall be taken by the Executive in accordance with the business requirements of the Company at the time and its vacation plans, policies and practices as applied to executive officers of the Company then in effect relative to this subject. The Executive shall also be entitled to compensation in respect of earned or accrued but unused vacation time based on the Executive’s Annual Base Salary applicable at the time and to all paid holidays granted by the Company to its executive officers.

(c)                                  Employment Facilities.  During the Employment Period, the Company shall provide, at its expense, appropriate and adequate office space, furniture, communications, stenographic and word-processing equipment, supplies, personnel (including professional, clerical, support and other personnel) and such other facilities and services as shall be suitable to the Executive’s position and adequate for the Executive’s use in performing the Executive’s duties and responsibilities under this Agreement.

(d)                                 Other Employment Benefits.  During the Employment Period, the Company shall (i) provide a separate vehicle allowance payment to the Executive of not less than $850 per month; ((ii) permit the Executive to participate in employee benefit plans and programs maintained by the Company applicable to officer employees on the same basis as other officer employees of the Company; and (iii) provide and pay for the Executive’s membership in a golf club of his choice.

(e)                                  Reimbursement of Employee Expenses.  The Executive is authorized to incur ordinary, necessary and reasonable expenses in connection with the performance of the Executive’s duties and responsibilities under this Agreement and for the promotion of the business and activities of the Company during the Employment Period, including, without limitation, expenses for necessary travel and entertainment and other items of expenses required in the normal and routine course of the Executive’s employment hereunder.  The Company shall reimburse the Executive from time to time for all such business expenses incurred pursuant to and in conformity with the provisions of this Section and the policies and practices of the Company then in effect relative to the reimbursement of business expenses.

1.08                           Termination.

(a)                                  Absence of a Breach of Agreement.  This Agreement and the Executive’s employment hereunder may be terminated without any breach of this Agreement at any time during the term hereof only by reason of and in accordance with the following provisions:

(1)                                  Death.  If the Executive dies during the term of this Agreement and while in the employ of the Company, the Executive’s employment hereunder shall automatically terminate as of the date of the Executive’s death, and the Company shall have no further liability hereunder to the Executive or the Executive’s estate, except to the extent set forth in Section 1.09(a) hereof.

(2)                                  Disability.  If, during the term of this Agreement, the Executive shall be prevented from performing the Executive’s duties hereunder by reason of becoming totally and permanently disabled as hereinafter defined, then the Company may terminate the Executive’s employment hereunder upon written Notice of Termination (effective as of the Date of Termination specified in Section 1.08(d) hereof) to the Executive without any further liability hereunder to the Executive, except as set forth in Section 1.09(b) hereof.   For purposes of this Agreement, the Executive shall be deemed to have become totally and permanently disabled when (i) the Executive receives “total disability benefits” under either (a) Social Security, or (b) the Company’s long-term disability plan, if any (whether funded with insurance paid for by either the Company or the Executive or self-funded by the Company), (ii) the Board, upon the written report of a qualified physician (after a complete physical examination of the Executive) selected by the Board or the Company’s insurers and acceptable to the Executive or the Executive’s authorized legal representative (which agreement as to acceptability will not be unreasonably withheld), shall have determined that the Executive has become physically and/or mentally incapable of performing the Executive’s duties under this Agreement on a permanent basis even after reasonable accommodations (within the meaning of the Americans With Disabilities Act) have been attempted by the Company for the benefit of the Executive to enable the Executive to perform his duties hereunder, or (iii) the Executive is unable, due to injury, illness or other incapacity (physical or mental), to perform the essential functions, duties and responsibilities of the positions contemplated herein on a full-time basis for the entire time of a continuous period of ninety (90) consecutive calendar days during any twelve (12) month period even after reasonable accommodations (within the meaning of the Americans With Disabilities Act) have been attempted by the Company for the benefit of the Executive to enable the Executive to perform his duties hereunder.

(3)                                  Termination by the Company.

(A)                              For Cause.  During the Employment Period, the Company may discharge the Executive for cause and terminate the Executive’s employment hereunder upon written Notice of Termination (effective as of the Date of Termination specified in Section 1.08(d) hereof) to the Executive without any further liability hereunder to the Executive or the Executive’s estate, except to the extent set forth in Sections 1.09(c) hereof.  Such notice of discharge shall describe with reasonable specificity the cause or causes for the termination of the Executive’s employment, as well as the effective Date of Termination of employment.  For purposes of this Agreement, a discharge for “Cause” shall mean termination of the Executive’s employment upon written Notice of Termination to the Executive, limited, however, to one or more of the following reasons:

(i)                                     the Executive shall have been convicted by a court of competent jurisdiction of or admitted to an act of fraud, theft or embezzlement against the Company;

(ii)                                  the Executive shall have otherwise been convicted by a court of competent jurisdiction of a felony;

(iii)                               the willful and unauthorized disclosure by the Executive of Trade Secrets (as defined in Section 1.10(b) hereof) of the Company as determined by the affirmative vote of at least a majority of the Board; or

(iv)                              the willful and continued failure by the Executive to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) which is not remedied within thirty (30) days after a Notice of Termination (as defined in Section 1.08(c) hereof) is delivered to the Executive that specifically identifies, as required below, the facts and circumstances leading the Company to believe that the Executive has willfully and continuously failed to substantially perform his obligations under and in violation of this Agreement.   For purposes of this subsection, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interests of the Company.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause pursuant to this Section 1.08(a)(3)(A)(iv) without (1) reasonable notice to the Executive setting forth the reasons, facts and circumstances for the Company’s intention to terminate for Cause, (2) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (3) delivery to the Executive of a Notice of Termination pursuant to Section 1.08(c) hereof, from the Board or its authorized delegate finding that in the Board’s good faith determination the Executive was guilty of the conduct set forth above, and specifying the particulars thereof in detail.

(B)                                Without Cause.  In the event the Executive’s employment hereunder is terminated by the Company pursuant to the provisions of Section 1.08(a)(3)(A) hereof for Cause as determined by the Board and it is subsequently determined pursuant to the dispute resolution procedures set forth in Section 2.08 hereof that the Company did not have proper Cause to discharge the Executive, then and in such event, notwithstanding any other provision herein to the contrary, the Executive’s employment hereunder shall be deemed to have been terminated by the Company in breach of this Agreement without Cause, but with notice pursuant to the provisions of Section 1.08(b) hereof as of the date the Executive’s employment was previously terminated by the Company purportedly for Cause, and the Company shall have no liability to the Executive or the Executive’s estate other than as set forth in Section 1.09(f)(2) hereof.

(4)                                  Termination by the Executive.

(A)                              Reasons for Termination.  The Executive may terminate his employment hereunder (i) for “Good Reason” (as hereinafter defined) at any time upon sixty (60) days written Notice of Termination to the Company, in which event the Company shall have no further liability hereunder to the Executive, except to the extent set forth in Section 1.09(d) hereof, or (ii) voluntarily, at the Executive’s option, at any time upon sixty (60) days written Notice of Termination to the Company, in which event the Company shall have no further liability hereunder to the Executive, except to the extent set forth in Section 1.09(e) hereof.

(B)                                Good Reason.  For purposes of this Agreement, the term “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following circumstances (each of which occurrences shall constitute a “Change”):

(i)                                     the assignment to the Executive of any duties inconsistent in any material respect (unless in the nature of a promotion) with the Executive’s position in the Company immediately prior to such Change (including, but not limited to, the Executive’s status, offices and titles), or a significant adverse alteration or diminution in the nature or status of the Executive’s authority, duties or responsibilities from those in effect immediately prior to such Change, other than either an isolated, insubstantial and inadvertent action that is fully corrected within five (5) days after receipt of written notice from the Executive;

(ii)                                  the relocation of the Company’s principal executive offices to a location more than forty (40) miles from Fort Worth, Texas, or the Company’s requiring the Executive to be based anywhere other than the location described in Section 1.05 hereof, except for travel reasonably required of the Executive in the performance of the Executive’s duties on behalf of the Company to an extent substantially consistent with the Executive’s business travel obligations of the other executive officers of the Company as of the Effective Date hereof;

(iii)                               any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement, including, but not limited to, any purported termination which is not effected pursuant to a Notice of Termination satisfying the requirements of subsections (c) and (d) of this Section 1.08 hereof (and, if applicable, the requirements of Section 1.08(a)(3) hereof); or

(iv)                              any other failure by the Company to comply with any material provision of this Agreement that has not been cured within ten (10) business days after written notice of such noncompliance has been delivered by the Executive to the Company.

The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.  For purposes of this Section 1.08(a)(4)(B), any good faith determination of “Good Reason” made by the Executive shall constitute and create a reasonable presumption of Good Reason, subject to rebuttal by the Company.

(b)                                 Termination by the Company with Notice.  Notwithstanding any provision in this Agreement to the contrary, the Company may terminate the Executive’s employment hereunder for a reason other than as set forth in Subparagraphs (a)(1), (a)(2), or (a)(3) of this Section 1.08 upon written Notice of Termination (effective as of the Date of Termination specified in Section 1.08(d) hereof) to the Executive without any further liability hereunder to the Executive, except to the extent set forth in Sections 1.09(f)(1) hereof.

(c)                                  Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to subsection (a)(1) of this Section 1.08 hereof) shall be communicated by written Notice of Termination to the other party.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) if the Date of Termination (as defined in Section 1.08(d) hereof) is other than the date of delivery of such notice, specifies the termination date (which date shall not be less than ten [10] days after the delivery of such notice).

(d)                                       Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to subsection (a)(2) of Section 1.08 hereof (relating to disability), thirty (30) days after Notice of Termination is delivered to the Executive (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (iii) if the Executive’s employment is terminated pursuant to subsection (a)(3) of Section 1.08 hereof (relating to Cause), ten (10) days after Notice of Termination is delivered to the Executive; and (iv) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, subject to other applicable provisions of this Agreement.

1.09                           Compensation upon Termination.

(a)                                  Death.  In the event the Executive’s employment hereunder is terminated pursuant to the provisions of Section 1.08(a)(1) hereof due to the death of the Executive, the Company shall have no further obligation to the Executive or the Executive’s estate, except to pay to the Executive’s spouse, or if the Executive leaves no spouse, to the estate of the Executive any accrued, but unpaid, Annual Base Salary, any authorized but unreimbursed business expenses, and any vacation benefits which have accrued as of the date of death, but were then unpaid or unused.  Any amount due the Executive under this Paragraph shall be paid in a lump-sum cash payment within thirty (30) days after the death of the Executive.

(b)                                 Disability.  In the event the Executive’s employment hereunder is terminated pursuant to the provisions of Section 1.08(a)(2) hereof due to the Disability of the Executive, the Company shall be relieved of all of its obligations under this Agreement, except to pay the Executive (i) any accrued, but unpaid Annual Base Salary, any authorized but unreimbursed business expenses, and any vacation benefits which have accrued as of the effective Date of Termination of the Executive’s employment hereunder due to Disability, but then remain unpaid; and (ii) an amount equal to three (3) month’s of the Executive Annual Base Salary.  The provisions of the preceding sentence shall not affect the Executive’s rights to receive payments under the Company’s disability insurance plan, if any.  Any amount due the Executive under clause (i) of this Paragraph shall be paid in a lump-sum cash payment within thirty (30) days after the effective Date of Termination of the Executive’s employment hereunder and any amount due the Executive under clause (ii) of this Paragraph shall be paid in accordance with the Company’s regular payroll practices during the three-month period immediately following the effective Date of Termination due to Disability of the Executive.

(c)                                  Cause.  In the event the Executive’s employment hereunder is terminated by the Company for Cause pursuant to the provisions of Section 1.08(a)(3)(A) hereof, the Company shall have no further obligation to the Executive under this Agreement, except to pay the Executive (i) any accrued, but unpaid, Annual Base Salary, any authorized but unreimbursed business expenses, and any vacation benefits which have accrued as of the effective Date of Termination of the Executive’s employment hereunder, but were then unpaid or unused.  Any amount due the Executive under this Paragraph shall be paid in a lump-sum cash payment within thirty (30) days after the effective Date of Termination of the Executive’s employment hereunder.

(d)                                 Termination by the Executive for Good Reason.  In the event this Agreement is terminated by the Executive pursuant to the provisions of Section 1.08(a)(4)(A)(i) hereof, the Executive shall be entitled to receive (i) any accrued, but unpaid, Annual Base Salary, any authorized but unreimbursed business expenses, and any vacation benefits which have accrued as of the effective Date of Termination of the Executive’s employment hereunder, but were then unpaid or unused; and (ii) an amount in cash equal to the Executive’s Annual Base Salary for the remainder of the Employment Period and the maximum Annual Bonus Compensation that the Executive might have received had he stayed to the end of Employment Period.  The amounts due the Executive under this Paragraph shall be paid in a lump-sum cash payment and the shares of common stock of the Company that the Executive is entitled to receive pursuant to the Paragraph shall be delivered within thirty (30) days after the effective Date of Termination of the Executive’s employment hereunder.  In addition to the foregoing, the unvested potion of the stock awarded to the Executive from the Stock Pool shall vest on the effective Date of Termination of the Executive’s employment hereunder.

(e)                                  Termination by the Executive with Notice.  In the event the Executive’s employment hereunder is voluntarily terminated by the Executive pursuant to the provisions of Section 1.8(a)(4)(A) hereof for other than Good Reason, the Executive shall be entitled to receive  any accrued, but unpaid, Annual Base Salary, any authorized but unreimbursed business expenses, and any vacation benefits which have accrued as of the effective Date of Termination of the Executive’s employment hereunder, but were then unpaid or unused.  Any amount due the Executive under this Paragraph shall be paid in a lump-sum cash payment within thirty (30) days after the effective Date of Termination of the Executive’s employment hereunder.

(f)                                    Termination by the Company with Notice.

(1)                                  Pursuant to Section 1.08(b).  In the event the Executive’s employment hereunder is terminated by the Company pursuant to the provisions of Section 1.08(b) hereof, the Executive shall be entitled to receive (i) any accrued, but unpaid, Annual Base Salary, any authorized but unreimbursed business expenses, and any vacation benefits which have accrued as of the effective Date of Termination of the Executive’s employment hereunder, but were then unpaid or unused; and (ii) an amount in cash equal to the Executive’s Annual Base Salary for the remainder of the Employment Period and the maximum Annual Bonus Compensation that the Executive might have received had he stayed to the end of Employment Period.  The amounts due the Executive under this Paragraph shall be paid in a lump-sum cash payment and the shares of common stock of the Company that the Executive is entitled to receive pursuant to the Paragraph shall be delivered within thirty (30) days after the effective Date of Termination of the Executive’s employment hereunder.  In addition to the foregoing, the unvested potion of the stock awarded to the Executive from the Stock Pool shall vest on the effective Date of Termination of the Executive’s employment hereunder.

(2)                                  Pursuant to Section 1.08(a)(3)(B).  In the event the Executive’s employment is purportedly terminated by the Company pursuant to the provisions of Section 1.08(a)(3)(A) for Cause and it is subsequently determined pursuant to the dispute resolution provisions set forth in Section 2.8 hereof that the Company did not have adequate Cause to discharge the Executive, the Executive shall be entitled to receive (i) the amount of compensation set forth in Section 1.09(f)(1) immediately above, less any amount previously paid to the Executive pursuant to the provisions of Section 1.09(c) hereof, and (ii) the amount of the reasonable attorneys’ fees, plus court costs incurred by the Executive in contesting that the Executive was improperly discharged by the Company for Cause.  Any amount due the Executive under clauses (i) and (ii) of this Paragraph shall be paid in a lump-sum cash payment within thirty (30) days after the rendition of a final judgment determining that the Executive was not terminated for Cause or the date of final compromise and settlement of such issue between the parties pursuant to the provisions of Section 2.8, as applicable.

(g)                                 No Duty to Mitigate.  The Executive’s rights to the payments under the applicable foregoing provisions of this Section 1.09 shall be considered accrued compensation or severance pay, as applicable, in consideration of the Executive’s past services and the Executive’s continued service to the Company from the Effective Date, and the Executive’s entitlement thereto shall neither be governed by any duty to mitigate the Executive’s damages by seeking further employment nor offset by any compensation that the Executive may receive from future employment.

1.10                           Protective Covenants.  The Executive recognizes that the Executive’s employment by the Company exacts the highest standards of trust and confidence because (i) the Executive will become fully familiar with and will further enhance his knowledge of all aspects of the Company’s business and that of its Subsidiaries during the Executive’s Employment Period with the Company, (ii)

certain information of which the Executive has secured or will gain knowledge during the Executive’s Employment Period is proprietary and confidential information which is of special and peculiar value to the Company or its Subsidiaries, and (iii) if any such proprietary and confidential information were imparted or otherwise disclosed to or became known by any person, including the Executive, engaging in a business in competition with that of the Company or its Subsidiaries, hardship, loss and irreparable injury and damage could result to the Company or its Subsidiaries, the measurement of which would be difficult if not impossible to ascertain.  Therefore, the Executive agrees that it is necessary for the Company to protect its business and that of its Subsidiaries from such potential damage, and the Executive further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interests of both the Executive and the Company, to protect the Company or its Subsidiaries against such potential damage and shall apply to and be binding upon the Executive as provided herein.

(a)                                  Proprietary Information.  The Executive acknowledges that any and all inventions, improvements, discoveries, formulae, processes, products or designs developed by the Executive alone or in conjunction with others in connection with the Company’s business during the term of the Executive’s Employment Period with the Company (the “Proprietary Information”) shall be the sole and absolute property of the Company in perpetuity, that the Executive shall promptly disclose such Proprietary Information to the Company, and the Executive shall have no right, title or interest therein or to receive additional monies therefor, regardless of whether development occurred during normal employment hours or any other time during the term of the Executive’s Employment Period with the Company.  The Executive shall assist the Company in obtaining patents on all such Proprietary Information deemed patentable by the Company and shall execute all documents necessary to obtain such patents and to vest the Company with full and complete title to the patents and to protect the patents against infringement by others.  For purposes of this Agreement, an invention or concept shall be deemed to have been made during the period of the Executive’s Employment Period if, during such period, the invention or concept was conceived or first actually reduced to practice, and the Executive agrees that any patent application filed by the Executive within one (1) year after the termination of the Executive’s employment with the Company shall be presumed to relate to an invention or concept made or discovered during the term of the Executive’s Employment Period with the Company, unless the Executive can establish the contrary.

(b)                                 Trade Secrets.  The Executive further acknowledges that the Company or its Subsidiaries has developed unique skills, concepts, sales presentations, marketing programs, marketing strategy, business practices, business ideas, know-how, methods of operation, trademarks, licenses, technical information, product designs, product specifications, Proprietary Information, computer software programs, tapes and discs concerning its operations, systems, customer lists, customer leads, documents identifying past, present and future customers, hiring and training methods, financial and other confidential and proprietary information concerning its business operations and products (the “Trade Secrets”).  The Executive recognizes that the Executive’s position with the Company is one of the highest trust and confidence by reason of the Executive’s access to and contact with certain Trade Secrets of the Company and its Subsidiaries.  The Executive agrees and covenants to use the Executive’s best efforts and to exercise utmost diligence to protect and safeguard the Trade Secrets of the Company and its Subsidiaries.  The Executive further agrees and covenants that, except as may be required by the Company in connection with this Agreement, or with the prior written consent of the Company, the Executive shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for the Executive’s own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, any Trade Secret (whether or not acquired, learned, obtained, or developed by the Executive alone or in conjunction with others) of the Company or its Subsidiaries or of others with whom the Company or its Subsidiaries has a business relationship.  All memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by the Executive during the term of this Agreement, arising out of, in connection with, or related to any activity or business of the Company or its Subsidiaries, including, but not limited to, the Company’s customers, suppliers, or others with whom the Company has a business relationship, the Company’s arrangements with such parties, and the Company’s pricing and product policies and strategies, are, and shall continue to be, the sole and exclusive property of the Company, and shall, together with all copies thereof and all advertising literature, be returned and delivered to the Company by the Executive immediately, without demand, upon the termination of this Agreement, or at any time upon the Company’s demand.

(c)                                  Survival of Covenants.  Each covenant of the Executive set forth in this Section 1.10 shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of such covenants.

(d)                                 Remedies.  In the event of breach or threatened breach by the Executive of any provision of this Section 1.10, the Company shall be entitled to equitable relief by temporary restraining order, temporary injunction, permanent injunction or otherwise without the necessity of posting any bond or other security therefor, in addition to any other legal or equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of such breach or violation or threatened breach or violation.  The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach or violation, or threatened breach or violation, and the pursuit of one or more of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach or violation, or threatened breach or violation, or as to any other breach or violation, or threatened breach or violation.

The Executive hereby acknowledges that the Executive’s agreement to be bound by the protective covenants set forth in this Section 1.10 was a material inducement for the Company entering into this Agreement and agreeing to pay the Executive the compensation, benefits and other amounts set forth herein.

ARTICLE II

General Provisions

2.01                           Notices.  All notices, requests, consents, demands and all other communications required or otherwise provided for under this Agreement shall be in writing and shall be deemed to have been duly given or made if (i) personally delivered; (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested; (iii) sent by prepaid overnight courier service; or (iv) sent by telecopy or facsimile transmission, confirmation of receipt requested, to the parties at the following addresses (or such other addresses as shall be specified by the parties by like notice):

If to the Executive:	S. Jeffrey Johnson
309 West Seventh Street
Suite 1600
Fort Worth, Texas 76102
Facsimile: 817-698-0761

If to the Company:	Cano Petroleum, Inc.
309 West Seventh Street
Suite 1600
Fort Worth, Texas 76102
Attn: Chairman of the Board
Facsimile: 817-698-0761

Such notices, requests, demands and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) or if sent by telecopy or facsimile or email transmission, when the answer back or confirmation of receipt is received.

2.02                           Severability.  If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

2.03                           Waiver, Modification and Integration.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.  This Agreement contains the entire agreement of the parties concerning employment of the Executive by the Company and supersedes all prior and contemporaneous representations, understandings and agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company, and all such prior or contemporaneous representations, understandings and agreements, both oral and written, are hereby terminated.  This Agreement may not be modified, altered or amended except by written agreement of the parties hereto.

2.04                           Successors; Binding Effect.  This Agreement shall be binding and effective upon the Company and its successors and permitted assigns, and upon the Executive, the Executive’s heirs, executors and legal representatives; provided, however, that the Company shall not assign this

Agreement without the written consent of the Executive.  This Agreement and all rights of the Executive hereunder shall, inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement.

2.05                           Governing Law.  The parties hereto agree that the laws of the State of Texas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the respective parties hereto.

2.06                           Representation of Executive.  The Executive hereby represents and warrants to the Company that the Executive has not previously assumed any obligations inconsistent with those contained in this Agreement.  The Executive further represents and warrants to the Company that the Executive has entered into this Agreement pursuant to the Executive’s own initiative and that the Company did not induce the Executive to execute this Agreement in contravention of any existing commitments.  The Executive acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of the Executive.

2.07                           Survival.  The provisions of Sections 1.09, 1.10 and 2.08 shall survive the termination of this Agreement and the termination of the employment relationship created hereunder to the extent necessary or reasonably appropriate to effectuate the intents and purposes of the parties hereto as expressed in such Sections.

2.08                           Dispute Resolution.

(a)                                  Definition of Dispute.  Any controversy or claim, whether based on contract, tort, misrepresentation, or any other legal theory, related directly or indirectly to this Agreement (the “Dispute”), shall be resolved solely in accordance with the terms of this Section.  Either party reserves the right to seek an injunction or other equitable relief in court to prevent or stop a breach of this Agreement or a violation of rights either party has under law.

(b)                                 Initiation of Procedure.  The party seeking to initiate the resolution of a Dispute (the “Initiating Party”) shall give written notice to the other party, describing in general terms the nature of the Dispute, the Initiating Party’s claim for relief and identifying one or more individuals with authority to settle the Dispute on such party’s behalf.  The party receiving such notice (the “Responding Party,”) shall have five (5) business days within which to designate by written notice to the Initiating Party, one or more individuals with authority to settle the Dispute on such party’s behalf.  The individuals so designated shall be known as the “Authorized Individuals.”  The Initiating Party and the Responding Party shall collectively be referred to as the “Disputing Parties” or individually the “Disputing Party.”

(c)                                  Direct Negotiations.  The Authorized Individuals shall be entitled to make such investigation of the Dispute as they deem appropriate, but agree to promptly, and in no event later than thirty (30) days from the date of the Initiating Party’s written notice, meet to discuss resolution of the Dispute.  The Authorized Individuals shall meet at such times and places and with such frequency as they may agree.  If the Dispute has not been resolved within thirty (30) days from the date of their initial meeting, the Disputing Parties shall cease direct negotiations and shall submit the Dispute to mediation in accordance with the provisions of Section 2.8(d) hereof.

(d)                                 Mediation.

(1)                                  Selection of Mediator.  The Authorized Individuals shall have five (5) business days from the date they cease direct negotiations to submit to each other a written list of acceptable qualified attorney-mediators not affiliated with any of the parties.  Within five (5) days from the date of receipt of such list, the Authorized Individuals shall rank the mediators in numerical order of preference and exchange such rankings.  If one or more names are on both lists, the highest ranking person shall be designated as the mediator.  If no mediator has been selected under this procedure, the Disputing Parties agree jointly to request a State or Federal District Judge of their choosing (or if they cannot agree, the Local Administrative Judge for the county in which the principal office of the Company is located) to supply within ten (10) business days a list of potential qualified attorney-mediators.  Within five (5) business days of receipt of the list, the Authorized Individuals shall again rank the proposed mediators in numerical order of preference and shall simultaneously exchange such list and shall select as the mediator the individual receiving the highest combined ranking.  If such mediator is not available to serve, they shall proceed to contact the mediator who was next highest in ranking until they are able to select a mediator.

(2)                                  Time and Place of Mediation.  In consultation with the mediator selected, the Authorized Individual shall promptly designate a mutually convenient time and place for the mediation, and unless circumstances require otherwise, such time to be not later than thirty (30) days after selection of the mediator.

(3)                                  Exchange of Information.  In the event any Disputing Party to this Agreement has substantial need for information in the possession of another Disputing Party to this Agreement in order to prepare for the mediation, all Disputing Parties shall attempt in good faith to agree to procedures for the expeditious exchange of such information, with the help of the mediator if required.

(4)                                  Summary of Views.  At least seven (7) days prior to the first scheduled session of the mediation, each Disputing Party shall deliver to the mediator and to the other Disputing Parties a concise written summary of its views on the matter in Dispute, and such other matters required by the mediator.  The mediator may also request that a confidential issue paper be submitted by each Disputing Party to him.

(5)                                  Parties to be Represented.  In the mediation, each Disputing Party shall be represented by an Authorized Individual and may be represented by counsel.  In addition, each Disputing Party may, with permission of the mediator, bring such additional persons as needed to respond to questions, contribute information, and participate in the negotiations.

(6)                                  Conduct of Mediation.  The mediator shall determine the format for the meetings, designed to assure that both the mediator and the Authorized

Individuals have an opportunity to hear an oral presentation of each Disputing Party’s views on the matter in dispute, and that the authorized parties attempt to negotiate a resolution of the matter in dispute, with or without the assistance of counsel or others, but with the assistance of the mediator.  To this end, the mediator is authorized to conduct both joint meetings and separate private caucuses with the Disputing Parties.  The mediation session shall be private.  The mediator will keep confidential all information learned in private caucus with any Disputing Party unless specifically authorized by such Disputing Party to make disclosure of the information to the other Disputing Party.  The Disputing Parties agree to sign a document agreeing that the mediator shall be governed by the provisions of Chapter 154 of the Texas Civil Practice and Remedies Code and such other rules as the mediator shall prescribe.  The Disputing Parties commit to participate in the proceedings in good faith with the intention of resolving the Dispute if at all possible.

(7)                                  Termination of Mediation.  The Disputing Parties agree to participate in the mediation procedure to its conclusion.  The mediation shall be terminated (i) by the execution of a settlement agreement by the Disputing Parties, (ii) by a declaration of the mediator that the mediation is terminated, or (iii) by a written declaration of a Disputing Party to the effect that the mediation process is terminated at the conclusion of one full day’s mediation session.  Even if the mediation is terminated without a resolution of the Dispute, the Disputing Parties agree not to terminate negotiations and not to commence any arbitration proceedings prior to the expiration of five (5) days following the mediation.  Notwithstanding the foregoing, any Disputing Party may commence arbitration proceedings within such five (5) day period if the Dispute could be barred by an applicable statute of limitations.

(8)                                  Fees of Mediation; Disqualification.  The fees and expenses of the mediator shall be shared equally by the Disputing Parties.  The mediator shall be disqualified as a witness, consultant, expert or counsel for any Disputing Party with respect to the Dispute and any related matters.

(9)                                  Confidentiality.  Mediation is a compromise negotiation for purposes of Federal and State Rules of Evidence and constitutes privileged communication under Texas law.  The entire mediation process is confidential, and no stenographic, visual or audio record shall be made.  All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the mediation by any Disputing Party, their agents, employees, representatives or other invitees and by the mediator are confidential and shall, in addition and where appropriate, be deemed privileged.  Such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative of any of the parties; provided, however, that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation.

(e)                                  Binding Arbitration.  The parties agree to participate in good faith in the procedures described in Sections 2.08(c) and 2.08(d) hereof to their respective conclusion.  If the Disputing Parties are not successful in resolving the dispute through direct negotiations or mediation, then the Disputing Parties agree that the Dispute shall be settled by binding arbitration in accordance with the provisions of the Federal Arbitration Act using the Commercial Arbitration Rules of the American Arbitration Association when not in conflict with such act, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  The decision of the arbitrator shall be final and binding upon the Disputing Parties.  The cost and expenses of arbitration, including the fees of the arbitrator, shall be borne in such proportion and by such parties as the arbitrator shall determine.  Discovery shall be made pursuant to the Federal Rules of Civil procedure and completed within forty-five (45) days of the selection of the arbitrator.  Final hearing on the matter shall be held within sixty (60) days of selection of the arbitrator and a final decision (which may include the award of attorney fees and costs) with a written opinion stating the reasons therefor shall be rendered within seventy-five (75) days of the selection of the arbitrator.

(f)                                    Limit on Punitive Damages.  The mediator shall not consider and the arbitrator shall not be empowered to award punitive damages.

2.09                           Counterpart Execution.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same document.

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Signatures

To evidence the binding effect of the covenants and agreements set forth above, the respective parties hereto have each executed this Agreement as of the day and year first above written, effective as of the Effective Date.

HURON VENTURES, INC.

By:

/s/ Eric Boehnke     President

(Name) (Title)

EXECUTIVE

/s/ S. Jeffrey Johnson
S. Jeffrey Johnson